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CODE OF BUSINESS ETHICS
FOR THE PRESIDENT
AND
CHIEF FINANCIAL OFFICER &
TREASURER
OF
PINEBRIDGE MUTUAL FUNDS

Dated:
March 3, 2004,

as amended November 09, 2011.

Table of Contents

Definitions		3
I.	Introduction	4
II.	Covered Officers and Purposes of this Covered Persons Code	4
III.	Covered Officers Should Resolve Ethically Any Actual or Apparent Conflicts of Interest	4
IV.	Disclosure and Compliance	5
V.	Reporting and Accountability	6
VI.	Other Policies and Procedures	7
VII.	Amendments	7
VIII.	Confidentiality	7
IX.	Internal Use	7
X.	Appendix I	8
XI.	Appendix II	9

Definitions

“Entertainment” refers to an event where a business contact, counterparty or vendor is present with the employee and where business matters can be discussed.

“Gift” refers to anything of value that is received and/or offered from/to a business contact, vendor, counterparty or regulatory body.

“Advisers Act” refers to the Investment Advisers Act of 1940, as amended

“Investment Company Act” refers to the Investment Company Act of 1940, as amended

“SEC” refers to the United States Securities and Exchange Commission.

I.	Introduction

This document constitutes the Code of Ethics (the “Covered Persons Code”) adopted by the PineBridge Mutual Funds (the “Trust”) pursuant to the provisions Section 406 of the Sarbanes-Oxley Act of 2002 (“Section 406”).  Section 406 requires each company registered with the SEC to disclose whether it has adopted a code of ethics for senior financial officers.

II.	Covered Officers and Purposes of this Covered Persons Code

This Covered Persons Code applies to the President and the Chief Financial Officer & Treasurer (the “Covered Officers”) of the Trust.  The Covered Persons Code serves to promote:

(a)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust;

(c)	compliance with applicable laws and governmental rules and regulations;

(d)	the prompt internal reporting of violations of the Covered Persons Code to an appropriate person or persons identified in the Covered Persons Code; and

(e)	accountability for adherence to the Covered Persons Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

III.	Covered Officers Should Resolve Ethically Any Actual or Apparent Conflicts of Interest

For purposes of this Covered Persons Code, a “conflict of interest” occurs when a Covered Officer’s “personal interests” interfere with the interests of, or his or her service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of the Covered Officer’s position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Advisers Act.  For example, Covered Officers may not engage individually in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust.

Conflicts also may arise from a Covered Officer’s position or employment at PineBridge Investments LLC (“PBI”), the Trust’s investment adviser, and his or her position with the Trust.  This Covered Persons Code recognizes that the Covered Officers, in the normal course of their duties (whether formally for the Trust or for PBI, or for both), will be involved in establishing policies and implementing decisions that will have different effects on PBI and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and PBI and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Covered Persons Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act.  The following list provides examples of conflicts of interest under the Covered Persons Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.  Thus, a Covered Officer should not:

(a)
use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

(b)	cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer, rather than the benefit of the Trust;

(c)
use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

At times, certain situations may arise that may or may not be considered conflicts of interest under this Covered Persons Code.  Covered Officers are encouraged to discuss such situations with legal counsel to the Trust if they are concerned that the situation poses a conflict of interest to him or her.  Examples of these types of situations include, but are not limited to, the following:

(a)	service as director on the board of any public or private company;

(b)	the receipt of any non-nominal gifts;

(c)
the receipt of any entertainment from any company with which the Trust has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

(d)	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than PBI, or any affiliated person thereof; and

(e)
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.	Disclosure and Compliance

It is Trust policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Trust.  Covered Officers are required to promote compliance with this policy by all employees and to abide by Trust standards, policies and procedures designed to promote compliance with this policy.  Thus, a Covered Officer shall

(a)	familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

(b)
not knowingly misrepresent, or cause others to misrepresent, facts regarding the Trust to others, whether within or outside the Trust, including to the Trust’s Trustees and auditors, and to governmental regulators and self-regulatory organizations;

(c)
to the extent appropriate, within his or her area of responsibility, consult with other officers and employees of the Trust and PBI with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trust; and

(d)	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	Reporting and Accountability

Each Covered Officer must:

(a)
upon adoption of the Covered Persons Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Covered Persons Code; (refer to Appendix I)

(b)	annually thereafter affirm to the Board that he or she has complied and will comply with the requirements of the Covered Persons Code (refer to Appendix II);

(c)	not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith;

(d)	notify the Audit Committee (“Committee”) promptly if he or she knows of any violation of this Covered Persons Code (failure to do so is itself a violation of the Covered Persons Code); and

(e)	report at least annually any affiliations or other relationships related to conflicts of interest in accordance with the Trust’s Trustees and Officers Questionnaire.

The Committee is responsible for applying this Covered Persons Code to any specific situations presented to it and has the authority to interpret this Covered Persons Code in any particular situation.  Any approvals or waivers sought by Covered Officers shall be considered by the Committee.

The Committee in investigating and enforcing this Covered Persons Code will use the following procedures:

(a)	the Committee will take all appropriate action to investigate any potential violations reported to the Committee;

(b)	if, after such investigation, the Committee believes that no violation has occurred, no further action is required;

(c)
if the Committee believes that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

(d)	the Committee will be responsible for granting waivers, as appropriate; and

(e)	any changes to or waivers of this Covered Persons Code will, to the extent required, be disclosed per Section 406.

The Committee may retain appropriate counsel or other experts to assist and to perform the foregoing duties and its other duties under this Covered Persons Code.

VI.	Other Policies and Procedures

This Covered Persons Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 and the rules and forms applicable to registered investment companies thereunder.  Any other policies or procedures of the Trust, PBI, or other service providers that govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Covered Persons Code are to be interpreted and enforced in conjunction with this Covered Persons Code.  The codes of ethics under Rule 17j-1 under the Investment Company Act for the Trust and PBI contain separate requirements applying to the Covered Officers and others and are not part of this Covered Persons Code.

VII.	Amendments

Any amendments to this Covered Persons Code must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Covered Persons Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Covered Persons Code, such matters shall not be disclosed to anyone other than the Board and its legal counsel, Trust counsel and PBI.

IX.	Internal Use

The Covered Persons Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

X.	Appendix I

Certification

The undersigned hereby certifies pursuant to Section V of the Code of Business Ethics for the President and Chief Financial Officer & Treasurer of PineBridge Mutual Funds (the “Covered Persons Code”),  that upon adoption of the Covered Persons Code, that he or she has received, read, and understood the Covered Persons Code.

Date:   __________________

By: _______________________

Name:

Title:

XI.	Appendix II

Certification

The undersigned hereby certifies pursuant to Section V of the Code of Business Ethics for the President and Chief Financial Officer & Treasurer of PineBridge Mutual Funds (the “Covered Persons Code”),  that he or she has complied and will continue to comply with this Covered Persons Code.

Date:   __________________

By: _______________________

Name:

Title: